UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West San Fernando Street, San Jose, California 95113

717 Texas Avenue, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (408) 995-5115

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 — DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective as of February 16, 2007, Scott J. Davido resigned from his position as Executive Vice President and Chief Restructuring Officer of Calpine Corporation (the “Company”). His responsibilities will be assumed by other members of the Company’s senior executive team.

In connection with his resignation, the Company and Mr. Davido entered into a Separation Agreement and General Release (the “Separation Agreement”) as of February 16, 2007. Under the terms of the Separation Agreement, among other things, (a) the Company agrees to pay all earned but unpaid wages and accrued vacation, (b) the Company agrees to pay, prior to March 15, 2007, Mr. Davido’s earned but unpaid bonus in the amount of $700,000 for the year ended December 31, 2006, (c) Mr. Davido waives his right under his Employment Agreement, effective as of January 30, 2006, as amended, (the “Employment Agreement”) to receive an emergence success fee, which fee was to be calculated based on the formula set forth in his Employment Agreement and was to be earned upon the effectiveness of a plan of reorganization confirmed by the United States Bankruptcy Court in connection with the Company’s bankruptcy case and, (d) in lieu of paying a guaranteed minimum success fee to Mr. Davido, the Company will pay Mr. Davido an amount equal to 150% of his current base salary, which will be paid in monthly installments of $58,333.34 over 18 months unless during such time Mr. Davido becomes employed, consults, serves as a director, or otherwise becomes entitled to any current or future form of compensation or remuneration for services, in which case the Company will not be obligated to make such payments scheduled during the last 6 months of the 18 month period, (e) the Company will reimburse Mr. Davido for up to 18 months of COBRA coverage for him, his spouse, and his eligible dependents, (f) the Company will reimburse Mr. Davido for his reasonable relocation expenses, and (g) the Company waives its right to recover Mr. Davido’s original signing bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Chief Accounting Officer

Date: February 21, 2007

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